Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated August 2006 entitled "Geological Report for the Silver Vista Property” in the Registration Statement on Form SB-2 filed by Blue Mountain Resources Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Blue Mountain Resources Inc.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Blue Mountain Rescources Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

June 5, 2007

/s/ Robert Weicker

Robert Weicker

Professional Geologist